UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2012

ALLIANCE HOLDINGS GP, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Commission File No.: 0-51952	03-573898 (IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-1415

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation

On May 23, 2012, Alliance Resource Partners, L.P.’s (the “Partnership”) wholly-owned subsidiary Alliance Resource Operating Partners, L.P. (the “Intermediate Partnership”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with certain banks and other lenders, including JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”), for a revolving credit facility and term loan (the “Credit Facility”). The Credit Facility replaces the $142.5 million revolving credit facility (the “Replaced Credit Facility”) extended to the Intermediate Partnership under its Second Amended and Restated Credit Agreement, dated as of September 25, 2007 (the “Replaced Credit Agreement”), by various banks and other lenders, including JPMorgan Chase Bank, N.A. as paying agent, that would have expired on September 25, 2012. Alliance Holdings GP, L.P. owns a 42.2% limited partner interest in the Partnership and 100% of the Partnership’s managing general partner, which owns a 0.99% general partner interest in the Partnership and the Partnership’s incentive distribution rights.

The Credit Agreement provides for a $700 million revolving credit facility, including a sublimit of $250 million for the issuance of letters of credit and a sublimit of $15 million for swingline borrowings (the “Revolving Credit Facility”), and a term loan in an aggregate principal amount of $250 million (the “Term Loan”). The Revolving Credit Facility terminates on May 23, 2017, at which time the aggregate outstanding principal amount of all Revolving Credit Facility advances and all Term Loan advances are required to be repaid in full. The Credit Agreement provides for the mandatory repayment of the Term Loan advances on a quarterly basis in varying amounts prior to maturity, as follows: commencing with the quarter ending June 30, 2014 (the “Initial Quarter”) and for each quarter thereafter ending on or prior to March 31, 2016, an amount per quarter equal to 2.50% of the aggregate amount of Term Loan advances outstanding as of the end of the Initial Quarter, and (ii) for each quarter ending after March 31, 2016 but on or prior to December 31, 2016, an amount per quarter equal to 20% of the aggregate amount of Term Loan advances outstanding as of the end of the Initial Quarter. The final installment of the outstanding principal amount of the Term Loan advances (equal to 20% of the aggregate amount of Term Loan advances outstanding as of the end of the Initial Quarter) is required to be repaid on the termination date of the Revolving Credit Facility. The Intermediate Partnership has the option to prepay the Term Loan advances at any time in whole or in part subject to terms and conditions described in the Credit Agreement.

Borrowings under the Credit Agreement bear interest, at the option of the Intermediate Partnership, at either (i) the base rate, which rate is equal to the greater of (A) the Administrative Agent’s prime rate, (B) the federal funds rate plus one-half of one percent and (C) a rate based on the London Interbank Offered Rate (for U.S. dollar deposits) for a one-month period (as adjusted for certain statutory reserve requirements for “eurocurrency liabilities”) plus one percent, in each case plus an applicable margin, or (ii) a rate based on the London Interbank Offered Rate (for U.S. dollar deposits) for the interest period selected by the Intermediate Partnership (as adjusted for certain statutory reserve requirements for “eurocurrency liabilities”) plus an applicable margin, and interest accrued on the advances is, in general, payable quarterly in arrears or, in the case of Eurodollar Rate Advances, on the last day of the applicable “LIBOR” interest period.

The applicable margin is determined by reference to the Consolidated Debt to Consolidated Cash Flow Ratio (as such term is defined in the Credit Agreement) of the Intermediate Partnership as set forth below:

Consolidated Debt to Consolidated Cash Flow Ratio	Base Rate Advances	Eurodollar Rate Advances
Level I 1.50:1.0 or greater	0.900%	1.900%
Level II 1.00:1.0 or greater, but less than 1.50:1.0	0.650%	1.650%
Level III 0.50:1.0 or greater, but less than 1.00:1.0	0.400%	1.400%
Level IV less than 0.50:1.0	0.150%	1.150%

Initially, the applicable margins will be 0.650% for Base Rate Advances and 1.650% for Eurodollar Rate Advances. The Credit Agreement also provides for the payment of certain other fees, including an unused portion fee with respect to the Revolving Credit Facility and a fee with respect to the available amount under outstanding letters of credit.

The Credit Agreement requires the Intermediate Partnership and its restricted subsidiaries to maintain various covenants restricting, among other things, the amount of distributions by the Intermediate Partnership, the incurrence of additional indebtedness and liens, the sale of assets, the making of investments, the entry into mergers and consolidations and the entry into transactions with affiliates, in each case subject to various exceptions. The Credit Agreement also requires the Intermediate Partnership to remain in control of a certain amount of mineable coal reserves relative to its annual production. In addition, the Credit Agreement requires the Intermediate Partnership to maintain (i) a minimum Consolidated Debt to Consolidated Cash Flow Ratio of not more than 3.0 to 1.0 and (ii) a ratio of Consolidated Cash Flow to Consolidated Interest Expense (as such terms are defined in the Credit Agreement) of not less than 3.0 to 1.0, in each case during the four most recently ended fiscal quarters.

The Credit Agreement contains customary provisions regarding events of default which, if not cured within applicable grace periods, would permit the lenders to declare all outstanding advances immediately due and payable, including but not limited to failure to make timely payments of principal of or interest on the outstanding advances, the failure to comply with covenants or representations in the Credit Agreement, cross-defaults with certain other indebtedness, upon a “Change of Control” (as defined in the Credit Agreement), certain bankruptcy and insolvency related events, certain monetary judgment defaults, and certain claims arising under environmental laws that if, adversely determined, would be material.

Subject to certain exceptions, each of the domestic subsidiaries of the Intermediate Partnership is a guarantor of the obligations created under the Credit Agreement pursuant to a Subsidiary Guaranty, dated as of May 23, 2012 (the “Subsidiary Guaranty”). Under the Subsidiary Guaranty, each such subsidiary a party thereto has unconditionally guaranteed payments due under the Credit Agreement, including certain other additional expenses that may be incurred. Subject to certain exceptions, new domestic subsidiaries of the Intermediate Partnership that are subsequently formed or acquired by the Intermediate Partnership are required to become a party to the Subsidiary Guaranty within a certain period of time.

A copy of the Credit Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On May 23, 2012, the Intermediate Partnership terminated early its Term Loan Agreement, dated as of December 29, 2010 (the “Term Loan Agreement”), entered into by the Intermediate Partnership with certain banks and other lenders, including Citibank, N.A. as administrative agent (the “Term Loan Agent”). On such termination date, the Intermediate Partnership paid to the Term Loan Agent, for the ratable benefit of the lenders under the Term Loan Agreement, the aggregate principal amount of, and interest on, all term loans outstanding thereunder. As of such termination date, the aggregate unpaid principal amount of all term loans outstanding under the Term Loan Agreement was equal to $300,000,000. The Intermediate Partnership did not incur any early termination penalties in connection with the prepayment of such term loans.

The Term Loan Agreement was repaid with a portion of the proceeds of the borrowings made to the Intermediate Partnership on May 23, 2012 under the Credit Facility described in Item 1.01 above. The terms and conditions of the Term Loan Agreement were described in the Partnership’s Form 8-K filed with the Securities and Exchange Commission on January 4, 2011, and such Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Third Amended and Restated Credit Agreement, dated as of May 23, 2012, by and among Alliance Resource Operating Partners, L.P., as borrower, the initial lenders, initial issuing banks and swingline bank named therein, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities, LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. as joint lead arrangers and joint bookrunners, Wells Fargo Bank, National Association and Citibank, N.A., as syndication agents, and the other institutions named therein as documentation agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alliance Holdings GP, L.P.

By:	Alliance GP, LLC, its general partner

By:	/s/ Joseph W. Craft III
Joseph W. Craft III
President and Chief Executive Officer

Date: May 24, 2012

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